Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 9, 2022, by and among CFAC Holdings VIII, LLC, a Delaware limited liability company (“Sponsor”), CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”), BTC International Holdings, Inc., a Delaware corporation (“Parent”) and XBP Europe, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger among Acquiror, Sierra Merger Sub, Inc., a Delaware corporation, Parent and the Company, dated as of October 9, 2022 (as amended from time to time, the “Merger Agreement”).

WHEREAS, Sponsor owns 6,228,000 shares of Class B common stock, par value $0.0001 per share, of Acquiror (the “Class B Common Stock”, and the 6,228,000 shares of Class B Common Stock owned by Sponsor, including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares, subject to Section 4, the “Founder Shares”);

WHEREAS, in a private placement (the “Private Placement”) that closed concurrently with Acquiror’s initial public offering (the “IPO”), Sponsor purchased 540,000 units of Acquiror (“Units”), each Unit consisting of one share of Class A common stock, par value $0.0001 per share, of Acquiror (“Class A Common Stock”) and one-fourth of one warrant, each whole warrant (the “Warrants”) entitling Sponsor to purchase one share of Class A Common Stock for $11.50 per share (the 540,000 shares of Class A Common Stock and 135,000 Warrants included the Units purchased in such private placement, the “Private Placement Securities”);

WHEREAS, in connection with the IPO, Acquiror, Sponsor and certain officers and directors of Acquiror (collectively, the “Insiders”) entered into a letter agreement, dated as of March 11, 2021 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to Acquiror securities owned by them;

WHEREAS, in connection with the IPO, Acquiror and Sponsor entered into a forward purchase contract, dated as of March 11, 2021 (the “Forward Purchase Contract”), pursuant to which, at the closing of Acquiror’s initial business combination, Sponsor has agreed to purchase, for $10,000,000, 1,000,000 Units, each Unit consisting of one share of Class A Common Stock (the 1,000,000 shares of Class A Common Stock included in such Units, the “Forward Purchase Shares”) and one-fourth of one Warrant (the 250,000 Warrants included in such Units, the “Forward Purchase Warrants”), and 250,000 shares of Class A Common Stock (the “Forward Purchase Promote Shares”);

WHEREAS, Article IV, Section 4.3(b)(ii) of Acquiror’s Amended and Restated Certificate of Incorporation (the “Acquiror Charter”) provides, among other matters, that the shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock or Equity-linked Securities (as defined in Acquiror Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances; and

WHEREAS, as a condition and inducement to Parent and the Company’s willingness to enter into the Merger Agreement, Parent and the Company have required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on (x) subject to and conditioned upon the Closing, and solely with respect to the transfer restrictions on the Restricted Shares set forth below, the expiration of the Founder Shares Lock-Up Period (as defined below), and (y) with respect to the other obligations set forth in this Section 1, the earlier of (1) the Closing, and (2) the date on which the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, for the benefit of Parent and the Company, (a) Sponsor agrees, on behalf of itself and its Affiliates, that it and its Affiliates will fully comply with, and perform all of their obligations, covenants and agreements set forth in, the Insider Letter in all material respects, and shall vote all of the shares of Acquiror Common Stock (including the shares of Acquiror Common Stock underlying the Units purchased in the Private Placement) owned by them in favor of the Transactions, not redeem Sponsor’s or its Affiliates’ shares of Acquiror Common Stock in connection with the Transactions, and fully comply with the transfer restrictions (as adjusted solely for the benefit of Parent and the Company solely with respect to the Founder Shares and the Forward Purchase Promote Shares as provided in the proviso below) with respect to the Founder Shares, the Private Placement Securities, the Forward Purchase Shares, the Forward Purchase Promote Shares, and the Forward Purchase Warrants, mutatis mutandis, in each case in accordance with the terms and subject to the exceptions set forth in the Insider Letter; provided, however, that solely for purposes of the foregoing restriction on transfer of the Founder Shares and the Forward Purchase Promote Shares (the “Restricted Shares”), Sponsor hereby agrees that, subject to and conditioned upon the Closing, the “Founder Shares Lock-Up Period” applicable to the Restricted Shares hereunder shall be deemed to end on the earlier of (A) the one (1) year anniversary of the date of the Closing, and (B) subsequent to the Closing, the date on which Acquiror consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their Acquiror Common Stock for cash, securities or other property, (b) Acquiror agrees to enforce the Insider Letter in accordance with its terms; and (c) each of Sponsor and Acquiror agree (i) that the prior written consent of Parent will be required in addition to the prior written consent of the Representative (as defined in the Insider Letter) for any of the matters described in clauses (i) through (iii) under Section 3(a) of the Insider Letter, and (ii) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of Parent and the Company.

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the Acquiror Charter to be 1:1) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the Merger Agreement or the Ancillary Agreements in connection with the consummation of the Transactions, which modifications shall be effective only upon the consummation of the Transactions.

Section 3 Waiver and Release of Claims.

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), Sponsor, on behalf of itself and its Affiliates (other than Acquiror and its subsidiaries) and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Sponsor Releasing Party” and, collectively, the “Sponsor Releasing Parties,” provided, for the avoidance of doubt, that Acquiror shall not be deemed a Sponsor Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge Acquiror and each of its past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

(b) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), Acquiror on behalf of itself, the EMEA Companies and its other Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Acquiror Releasing Party” and, collectively, the “Acquiror Releasing Parties,” and together with the Sponsor Releasing Parties, the “Releasing Parties”) does hereby unconditionally and irrevocably release, waive and forever discharge each of Sponsor and each of its past and present directors, officers, employees and agents, predecessors, successors, assigns and Subsidiaries from any and all past or present Claims.

(c) Each Releasing Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each Releasing Party acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(d) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Letter, (C) the Forward Purchase Contract, (D) the expense advancement agreement, dated as of March 11, 2021, by and between Acquiror and Sponsor, (E) the promissory note, dated as of March 11, 2021, the promissory note, dated as of March 9, 2022 and the promissory note, dated as of June 30, 2022, in each case by Acquiror in favor of Sponsor, and any other promissory notes and/or expense advance agreements entered into by and between Acquiror and Sponsor prior to the Closing without violation of the terms of the Merger Agreement; (F) the Engagement Letter between Cantor Fitzgerald & Co. and Acquiror, dated October 7, 2022; or (G) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the Transactions to which a Releasing Party may be a party and that (in each case) is disclosed in the Acquiror Disclosure Letter, as each such agreement or instrument described in this clause (i) may be amended prior to the date hereof in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of Acquiror owned by such Releasing Party, (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of Acquiror or any of its Subsidiaries or any indemnity or similar agreements by Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Acquiror Disclosure Letter or as contemplated by Section 5.2 of the Merger Agreement; or (iv) the performance of all or any portion of any transaction (excluding the payment of amounts due other than under Sponsor loans as provided in Section 2.6(c)(ii) of the Merger Agreement) arising in the Ordinary Course outstanding as of the Closing.

(e) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 4 Share Cancellation. Sponsor hereby agrees that, subject to and conditioned upon the Closing, 733,400 Founder Shares (the “Cancelled Shares”) shall be forfeited and cancelled automatically for no consideration immediately prior to the consummation of the Closing. Prior to the Closing, Sponsor will have full ownership rights to the Cancelled Shares, including the right to vote such shares and to receive dividends and distributions paid in cash thereon.

Section 5 Sponsor Loan Conversion. Sponsor and Acquiror hereby agree that, subject to and conditioned upon the Closing, all amounts outstanding as of the Closing pursuant to any and all loans from Sponsor to Acquiror (“Outstanding Loans”), shall be automatically converted at Closing into shares of Class A Common Stock as provided in Section 2.6(d) of the Merger Agreement, and that upon Sponsor receiving such number of shares, the Outstanding Loans shall be deemed satisfied in full.

Section 6 Representations and Warranties of Sponsor. Sponsor represents and warrants to Parent and the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by Parent and the Company and Acquiror, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the organizational documents of Sponsor, (B) conflict with or violate, in any respect, any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Governmental Order or Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of a Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Class B Common Stock. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Class B Common Stock listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Class B Common Stock and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Class B Common Stock.

(d) Ownership of Private Placement Securities. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Private Placement Securities listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to the shares of Class A Common Stock underlying the Units purchased in the Private Placement and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such shares of Class A Common Stock underlying the Units purchased in the Private Placement.

(e) Contracts with Acquiror. Except for (i) the Contracts described in Section 3(c) or otherwise disclosed in the Acquiror Disclosure Letter and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with Acquiror.

Section 7 Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of Parent and the Company, Sponsor shall not, and shall cause its Affiliates not to, directly or indirectly (i) initiate any negotiations with any Person solely with respect to Acquiror, or provide any non-public information or data concerning Acquiror to any Person relating to, a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror) or afford to any Person access to the business, properties, assets or personnel of Acquiror (in each case, solely in their respective capacities as businesses, properties, assets or personnel of Acquiror disregarding whether they are shared by other special purpose acquisition companies or their representatives) in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror), (ii) enter into, or encourage Acquiror to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror), or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6 by Affiliates of Sponsor shall be deemed to be a breach of this Section 6 by Sponsor. For avoidance of doubt, this Section 6 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising his or her authority, or otherwise acting in his or her capacity, as officer or director of any entity (including with respect to any other special purpose acquisition companies and/or their sponsors) other than Sponsor or Acquiror.

Section 8 Funding; Further Assurances.

(a) Until the earlier of (i) the Closing and (ii) the date on which the Merger Agreement is validly terminated in accordance with its terms, Sponsor shall fund the expenses of Acquiror in complying with applicable Law and performing its obligations under the Merger Agreement, and activities related to its ongoing filings and other Ordinary Course actions in connection with maintaining its organization and existence as a blank check public company, activities directed toward the Transactions, and seeking extension(s) of the Expiration Date in order to consummate a Business Combination under its Governing Documents, subject in each case to Acquiror’s obligations with respect to such extension(s) under the terms of the Merger Agreement; provided, however, that Sponsor shall not be obligated to fund more than the amount set forth on Schedule 6.4 to the Merger Agreement with respect to seeking an extension of the Effective Date. Such funding shall be on the terms of the Expense Advancement Agreement, dated as of March 11, 2021, between Sponsor and the Company; provided that the dollar limitation in Section 1(a) thereof shall not apply.

(b) Sponsor hereby agrees that it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (ii) shall undertake commercially reasonable efforts to (A) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (B) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by the Merger Agreement and this Agreement, in each case, where such efforts do not require Sponsor expenditures, except as required pursuant to Section 7(a).

Section 9 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 1, 2, 3, 4 and 8 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Acquiror (prior to Closing), to it at:

CF Acquisition Corp. VIII

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CFVIII@cantor.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Ken Lefkowitz and Michael Traube

Email: ken.lefkowitz@hugheshubbard.com and
michael.traube@hugheshubbard.com

if to Sponsor, to it at:

CFAC Holdings VIII, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CFVIII@cantor.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Ken Lefkowitz and Michael Traube

Email: ken.lefkowitz@hugheshubbard.com and
michael.traube@hugheshubbard.com

if to Parent and/or the Company, or after Closing, Acquiror, to it at:

BTC International Holdings, Inc.

c/o Exela Technologies, Inc.

300 First Stamford Place, Second Floor West

Stamford, CT 06902

Attention: Erik Mengwall, Deputy General Counsel and Secretary

E-mail: legalnotices@exelatech.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Maurice Lefkort, Esq. and Sean Ewen, Esq.

E-mail: mlefkort@willkie.com and sewen@willkie.com

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Acquiror, Parent, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought; provided, that prior to the Closing, Acquiror shall not waive any of its rights hereunder without the prior written consent of Parent and the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares, Private Placement Securities, Forward Purchase Shares, Forward Purchase Promote Shares or Forward Purchase Warrants to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to Acquiror, Parent and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

(k) Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the Transactions shall be subject to the prior written approval of Acquiror, Parent and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with Acquiror and the Company in advance as to its form, content and timing. The restriction in this Section 8(k) shall also not apply to disclosures set forth in marketing materials distributed by Sponsor or its Affiliates for limited or confidential circulation.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of Acquiror, and not in its capacity as a director (including “director by deputization”), officer or employee of Acquiror, if applicable. Nothing herein shall be construed to: restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of Acquiror or any Subsidiary of Acquiror, acting in such person’s capacity as a director or officer of Acquiror or any Subsidiary of Acquiror (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors and officers of Acquiror with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of Acquiror that is otherwise permitted by, and done in compliance with, the terms of the Merger Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of Acquiror).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Cantor Fitzgerald & Co. and Persons directly or indirectly controlled by Cantor Fitzgerald & Co., and Sponsor and Acquiror (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) Solely for the benefit of the Company and Acquiror, Sponsor hereby acknowledges and agrees that Section 3.3.7 of the Forward Purchase Contract shall, for purposes of the Transactions, be deemed to read as follows:

Business Combination. The Company shall have entered into an agreement with respect to the Business Combination and all conditions to the closing of the Business Combination as set forth in such agreement, including the approval by the Company’s stockholders of the Business Combination, if applicable, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at such closing, but subject to the satisfaction or waiver thereof).

(o) No Recourse. Neither Acquiror nor any of its Subsidiaries, nor any of the past, present or future Acquiror Stockholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

ACQUIROR:

CF ACQUISITION CORP. VIII

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

SPONSOR:

CFAC HOLDINGS VIII, LLC

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

PARENT:

BTC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Vitalie Robu
Name:	Vitalie Robu
Title:	President

THE COMPANY:

XBP Europe, Inc.

By:	/s/ Vitalie Robu
Name:	Vitalie Robu
Title:	President

SCHEDULE I

Stockholder	Number of Shares of Class B Common Stock of CF Acquisition Corp. VIII	Number and Type of Private Placement Securities
CFAC Holdings VIII, LLC	6,228,000 shares of Class B Common Stock
CFAC Holdings VIII, LLC		540,000 shares of Class A Common Stock
CFAC Holdings VIII, LLC		135,000 warrants

Schedule I